Exhibit 99.1

MINIM, INC.
INDUCEMENT AWARD AGREEMENT FOR RESTRICTED STOCK UNITS

This Inducement Award Agreement for Restricted Stock Units (this “Agreement”) is made and entered into as of December 6, 2021 (the “Grant Date”) by and between Minim, Inc., a Delaware corporation (the “Company”), and Mr. Bill Wallace (the “Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board”) and its Compensation Committee (the “Committee”) desires to award Restricted Stock Units to the Grantee, pursuant to the terms of this Agreement, as an inducement material to the Grantee’s entering into employment with the Company (within the meaning of Nasdaq Listing Rule 5635(c)(4)); and

WHEREAS, the Board and the Committee have determined that it is in the best interests of the Company and its stockholders to grant the award of Restricted Stock Units provided for herein and approved and authorized such grant as of December 1, 2021.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units.

1.1 This award is not made pursuant to any of the Company’s equity incentive compensation plans, including but not limited to the Minim, Inc. Omnibus Incentive Compensation Plan (the “Omnibus Plan”), but is instead an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4).

1.2 The Grantee acknowledges that the award under this Agreement satisfies in full the obligations of the Company to him for an award of a one-time RSU grant of $239,109 pursuant to the letter agreement by and between the Company and the Grantee, dated October 27, 2021 (the “Offer Letter”).

1.3 As of the Grant Date, the Company hereby issues to the Grantee an award consisting of, in the aggregate, 188,274 Restricted Stock Units (the “Units”). The Units are granted as an inducement material to the Grantee’s entering into employment with the Company (within the meaning of Nasdaq Listing Rule 5635(c)(4)). Each Unit represents the right to receive one Company’s common stock, par value $.01 per share (each, a “Share”), subject to the terms and conditions set forth in this Agreement. The Units shall be credited to a bookkeeping account maintained for the Grantee on the books and records of the Company and until settled shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grant of the Units is made in consideration of the services to be rendered by the Grantee to the Company.

3. Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Units will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Units That Vest
January 1, 2022	62,758
March 1, 2022	62,758
May 1, 2022	62,758

Once vested, the Units become “Vested Units.” For purposes of this Agreement, “Continuous Service” means the Grantee’s continued employment with the Company pursuant to the Offer Letter.

3.2 The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his Units have vested, the Grantee’s unvested Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any of its affiliate shall have any further obligations to the Grantee under this Agreement.

3.3 The foregoing vesting schedule notwithstanding, upon the occurrence of a Change in Control while in the Continuous Service of the Company, 100% of the unvested Units shall vest as of the date of the Change in Control. For purposes of this Agreement, “Change in Control” means (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company or (4) a contested election of directors, as a result of which or in connection with which the persons who were directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new director shall be considered as an Incumbent Director. With respect to the grant of the Units, the event must also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

4. Restrictions. Subject to Section 11 in the event of the death of the Grantee after vesting of the Units and prior to settlement, during the Restricted Period and until such time as the Units are settled in accordance with Section 6 hereof, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment or consideration by the Company.

5. Rights as Stockholder; Dividend Equivalents.

5.1 The Grantee shall not have any rights of a stockholder with respect to the Shares underlying the Units unless and until the Units vest and are settled by the issuance of such Shares. The Units are unfunded, and the Grantee shall have no greater rights in the Units than that of an unsecured creditor of the Company.

5.2 Upon and following the settlement of the Units, the Grantee shall be the record owner of the Shares underlying the Units unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

5.3 The Grantee shall not be entitled to any dividend equivalents with respect to the Units to reflect any dividends payable on Shares.

6. Settlement of Units.

6.1 Subject to Section 9 hereof, promptly following the vesting date, and in any event no later than thirty (30) days following the vesting date, the Company shall (a) issue and deliver to the Grantee the number of Shares equal to the number of Vested Units; and (b) enter the Grantee’s name on the books of the Company as the stockholder of record with respect to the Shares delivered to the Grantee.

6.2 Any amounts payable to Grantee under this Agreement are intended to constitute “short-term deferral” described in Treas. Reg. Sec. 1.409A-1(b)(4) so that none of the payments provided hereunder be deemed a deferral of compensation that is subject to the additional tax imposed under Section 409A of the Code.

6.3 To the extent that the Grantee does not vest in any Units, all interest in such Units shall be forfeited. The Grantee has no right or interest in any Units that are forfeited.

7. Investment and Taxation Representations. In connection with the purchase of the Shares, Grantee represents to the Company the following:

7.1 Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Grantee is acquiring these securities for investment for his own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the U.S. Securities Act of 1933 (the “Securities Act”) or under any applicable provision of state law. Grantee does not have any present intention to transfer the Shares to any other person or entity.

7.2 Grantee understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein.

7.3 Grantee further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Grantee further acknowledges and understands that the Company is under no obligation to register the securities. Grantee understands that the certificate(s) evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

7.4 Grantee is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Grantee understands that the Company provides no assurances as to whether he will be able to resell any or all of the Shares pursuant to Rule 144, which rule requires, among other things, that the Company be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this paragraph (d), Grantee acknowledges and agrees to the restrictions set forth in paragraph (e) below.

7.5 Grantee further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

7.6 Grantee understands that Grantee may suffer adverse tax consequences as a result of Grantee’s purchase or disposition of the Shares. Grantee represents that Grantee has consulted any tax consultants Grantee deems advisable in connection with the purchase or disposition of the Shares and that Grantee is not relying on the Company for any tax advice.

7.7 The Company shall not be required to deliver any certificate representing the Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction over the Company, the Grantee or the Shares or any interests granted thereunder. The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED UNLESS DONE IN COMPLIANCE WITH REGULATIONS OF THE SECURITIES ACT OF 1933, EFFECTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR UNDER ANOTHER EXEMPTION AVAILABLE UNDER THE SECURITIES ACT OF 1933 (AS TO WHICH AVAILABILITY THE COMPANY MAY REQUIRE THE SELLER/TRANSFEROR TO PROVIDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

7.8 Grantee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. No Impact on Other Benefits; No Employment Rights. The value of the Grantee’s Units is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or an affiliate of the Company, to terminate Grantee’s employment or consulting relationship, for any reason, with or without cause.

9. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Units shall be adjusted in any manner as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

10. Tax Liability and Withholding.

10.1 Grantee acknowledges that the Units shall be taxable compensation upon settlement. The Company may take any action the Company deems necessary to satisfy any requirements for withholding of all applicable federal, state or local income or employment tax or assessment. The Grantee may satisfy any withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Units; provided, however, that no Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; or

(c) delivering to the Company previously owned and unencumbered Shares.

10.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Units or the subsequent sale of any shares; and (b) does not commit to structure the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11. Death of the Grantee. Any distribution or delivery to be made to the Grantee under this Agreement due to Grantee’s death after vesting but before settlement will be made to the administrator or executor of the Grantee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any applicable laws pertaining to said transfer.

12. Compliance with Law. The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

13. Specific Enforcement. The Grantee expressly acknowledges that the Company may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by the Grantee, the Company shall, in addition to all other remedies, be entitled to apply for a temporary or permanent injunction, or a decree for specific performance, in accordance with the provisions hereof.

14. Recoupment. The Grantee acknowledges that any incentive-based compensation received by the Grantee from the Company hereunder or otherwise shall be subject to such Company policies or such applicable statutes, rules, or regulations regarding recoupment or clawback as may be in effect from time-to-time, regardless of whether the Grantee is in the service of the Company or an affiliate at the time the events giving rise to the recoupment or clawback occur or are discovered. In particular, and not in limitation of the foregoing, if for any reason the Company’s financial statements must be restated for any part of a performance period to which an award for the Grantee relates or is outstanding as a result of material noncompliance with accounting requirements, then such award will be forfeited, and be repaid to the Company, in such amount or to such extent as the Company shall determine.

15. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

16. Governing Law. This Agreement will be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to conflict of law principles.

17. Administration. The Committee shall have discretion to administer, interpret, and implement this Agreement. The Committee’s decisions and determinations (including determinations of the meaning and reference of terms used in this Agreement) shall be conclusive upon all persons.

18. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Units may be transferred by will or the laws of descent or distribution.

19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

20. Discretionary Nature of Award. The grant of the Units in this Agreement does not create any contractual right or other right to receive any additional Units or other awards in the future. Future awards, if any, will be at the sole discretion of the Company.

21. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

22. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

23. Data Protection.

23.1 Grantee hereby consents to the Company (or its payroll administrators) collecting, holding and processing Grantee’s personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage this award. This personal data may include, but is not limited to, Grantee’s name, home address and telephone number, date of birth, tax, social insurance or other identification number, salary, nationality, job title, Shares held, and details of all Shares awarded, canceled, vested, unvested or outstanding in Grantee’s favor

23.2 Grantee understands that this data may be transferred to any third parties assisting in the implementation, administration and management of this award, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States.

23.3 Grantee understands that Grantee may, at any time, view Grantee’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company, but acknowledges that without the use of such data it may not be practicable for the Company to administer Grantee’s award and this may be detrimental to Grantee.

24. Miscellaneous.

24.1 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

24.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.3 Acceptance. The Grantee hereby acknowledges receipt of this Agreement. The Grantee has read and understands the terms and provisions hereof, and accepts the Units subject to all of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MINIM, INC.

By:
Name:	Graham Chynoweth
Title:	CEO

GRANTEE:

Bill Wallace

Signature Page to Inducement RSU Award for Bill Wallace